Exhibit 99.3

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial statements have been derived from the application of pro forma adjustments to the Commercial Vehicle Group, Inc. (“CVG” or the “Company”) historical consolidated financial statements. The Company is providing the following unaudited pro forma financial information because of the effects of the February 7, 2005 acquisition of substantially all of the assets and liabilities related to Mayflower Vehicle Systems’ North American Commercial Vehicle Operations (the “Mayflower Acquisition”) on the Company’s financial information is material.

The summary unaudited pro forma statement of operations data for the year ended December 31, 2004 has been prepared to give pro forma effect to the Mayflower Acquisition as if it had occurred on January 1, 2004. The summary unaudited pro forma balance sheet data has been prepared to give effect to the Mayflower Acquisition as if it had occurred on December 31, 2004.

The pro forma adjustments and preliminary allocation of purchase price are based upon valuations and other studies that have not yet been completed. Accordingly, the actual allocation of purchase price and the resulting effect on income from operations may differ significantly from pro forma amounts included herein. The unaudited pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions described above actually been completed on the dates indicated and do not purport to indicate balance sheet data, results of operations, cash flows, or other data as of any future date or for any future period. A number of factors may affect the Company’s actual results. The following data should be read in conjunction with the historical financial statements included in the Company’s previous filings with the Securities and Exchange Commission.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2004

			Acquisition		Pro Forma
	CVG	Mayflower	Adjustments	Notes	Consolidated
(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,396	$12,675	$(12,675)	(2)	$1,396
Accounts receivable, net of reserve for doubtful accounts	46,267	31,382	—		77,649
Inventories	39,936	9,732	—		46,668
Tooling	—	1,776	—		1,776
Prepaid expenses and other current assets	6,081	2,368	(280)	(2)	8,169
Deferred income taxes	8,201	6,971	—		15,172
Total current assets	98,881	64,904	(12,955)		150,830

PROPERTY, PLANT AND EQUIPMENT:
Land and buildings	12,949	26,607	—		39,556
Machinery and equipment	64,205	53,664	—		117,869
Construction in progress	3,764	651	—		4,415
Less accumulated depreciation	(47,953)	(44,768)	—		(92,721)
Property, plant and equipment—net	32,965	36,154	—		69,119
GOODWILL	84,715	—	59,138	(1)	143,853
DEFERRED INCOME TAXES	5,901	—	—		5,901
OTHER ASSETS, net of accumulated amortization	3,176	437	1,725	(3)	5,338
	$225,638	$101,495	$47,908		$375,041
LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES:
Current maturities of long-term debt	$4,884	$—	$—		$4,884
Accounts payable	33,846	17,447	—		51,293
Accrued liabilities	18,424	23,348	1,539	(5)	40,891
			(2,420)	(6)
Total current liabilities	57,154	40,795	(881)		97,068
LONG-TERM DEBT, net of current maturities	49,041	—	93,553	(2)	149,975
			7,381	(4)
DEFERRED INCOME TAXES	—	1,779	—		1,779
OTHER LONG-TERM LIABILITIES	8,397	11,737	—		20,134
Total liabilities	114,592	54,311	100,053		268,956
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 30,000,000 shares authorized; 17,987,497 shares issued and outstanding	180	—	—		180
Additional paid-in capital	123,660	49,976	(49,976)	(7)	123,660
Retained earnings (accumulated deficit)	(15,454)	—	(4,961)	(4)	(20,415)
				(6)
Stock subscription receivable	(175)	—	—		(175)
Accumulated other comprehensive income	2,835	(2,792)	2,792	(7)	2,835
Total stockholders’ investment	111,046	47,184	(52,145)		106,085
	$225,638	$101,495	$47,908		$375,041
See Notes to Pro Forma Consolidated Financial Statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2004

			Acquisition		Pro Forma
	CVG	Mayflower	Adjustments	Notes	Consolidated
	(in thousands except per share amounts)
REVENUES	$380,445	$206,457	$—		$586,902
COST OF SALES	309,696	181,209	—		490,905
Gross profit	70,749	25,248	—		95,997
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	28,985	3,659	—		32,644
NONCASH OPTION ISSUANCE CHARGE	10,125	—	—		10,125
AMORTIZATION EXPENSE	107	—	—		107
Operating income	31,532	21,589	—		53,121
(GAIN) LOSS ON FOREIGN CURRENCY FORWARD EXCHANGE CONTRACTS	(1,247)	—	—		(1,247)
INTEREST EXPENSE (INCOME)	7,244	(170)	7,381	(4)	14,455
OTHER EXPENSE	—	765	—		765
LOSS ON EARLY EXTINGUISHMENT OF DEBT	1,605	—	—		1,605
Income before provision for income taxes	23,930	20,994	(7,381)		37,543
PROVISION FOR INCOME TAXES	6,481	7,865	(2,420)	(6)	11,926
NET INCOME (LOSS)	$17,449	$13,129	$(4,961)		$25,617
BASIC EARNINGS (L0SS) PER SHARE:	$1.13				$1.66
DILUTED EARNINGS (LOSS) PER SHARE:	$1.12				$1.64

SHARES USED IN COMPUTING PER SHARE AMOUNTS:
Basic	15,429				15,429
Diluted	15,623				15,623
See Notes to Pro Forma Consolidated Financial Statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLDIATED FINANCIAL STATEMENTS
(Unaudited)

(1)	The Mayflower Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of Mayflower based upon their respective fair values. This allocation will be based upon valuations and other studies that have not yet been completed. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

The purchase price and costs associated with the acquisitions exceeded the preliminary fair value of the net assets acquired by approximately $59.1 million. Pending completion of an independent valuation analysis, we have preliminarily allocated the excess purchase price over the fair value of the net assets acquired to goodwill. The acquired goodwill is not deductible for income tax purposes. Our preliminary estimate of goodwill as of the acquisition date, which is subject to further refinement, is as follows (in thousands):

Purchase price (cash consideration)	$107,500
Working capital and other adjustments	(4,920)
Transaction costs	3,742
Net assets of Mayflower at historical cost	(47,184)
Excess of purchase price over net assets acquired	$59,138

(2)	Reflects the net borrowings under the Company’s Senior Credit Facility to fund the Mayflower Acquisition and related transaction costs.

(3) To record financing fees related to acquisition financing.

(4)	To record interest expense on incremental net debt at a weighted average interest rate of 6.5% for term borrowings and 7.0% for revolver based on borrowings.

(5) To record accrued transaction costs which were not paid at closing.

(6) To adjust income taxes to achieve a 40% tax provision.

(7)	Represents the elimination of the Mayflower equity accounts as of December 31, 2004.